                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT




    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported): January 9, 1998
                                                  ---------------



                              GART SPORTS COMPANY
             ------------------------------------------------------
             (Exact Name of Registrant as specified in its charter)




        Delaware                      000-23515                  84-1242802
--------------------------------------------------------------------------------
 (State or other juris-            (Commission file            (IRS Employer
diction of incorporation)              number)               Identification No.)



      1000 Broadway
    Denver, Colorado                                                80203
--------------------------------------------------------------------------------
  (Address of principal                                          (Zip Code)
    executive offices)



                                 (303) 861-1122
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)



                                 Not Applicable
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

     On January 9, 1998, the Registrant completed its acquisition of Sportmart, Inc. ("Sportmart"). Sportmart is a sporting goods superstore retailer with 59 stores located in Illinois, California, Minnesota, Washington, Ohio, Wisconsin, Iowa, Indiana and Oregon. The acquisition was accomplished pursuant to a merger of Sportmart with and into GB Acquisition, Inc., a wholly-owned subsidiary of the Registrant, whereby Sportmart was the surviving corporation in the merger. Pursuant to the merger, former shareholders of Sportmart received 0.165014 shares of the Registrant's Common Stock for each share of Sportmart common stock, resulting in the issuance of approximately 2,180,800 shares of the Registrant's Common Stock. With the acquisition of Sportmart, the Registrant has become the nation's second largest sporting goods retail chain, based on gross revenues, with 122 stores operating in 16 states. Audited and interim consolidated financial statements of Sportmart and pro forma financial information giving effect to the acquisition of Sportmart have been filed with this Report on Form 8-K.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

     (1) Sportmart, Inc. Interim Consolidated Financial Statements and Annual Consolidated Financial Statements are filed herewith beginning on page F-2.

(b)  PRO FORMA FINANCIAL INFORMATION.

     (1) Gart Sports Company Pro Forma Combined Financial Statements are filed herewith beginning on page F-27.

(c)  EXHIBITS

     23.1      Consent of Independent Accountants

ITEM 8.   CHANGE IN FISCAL YEAR.

     On January 14, 1998, the Registrant determined to change its fiscal year to a 52 or 53 week fiscal year ending on the Saturday closest to the end of January in each year; with a transition period beginning on January 4, 1998 (following the end of the most recent fiscal year, which ended on January 3, 1998) and ending on January 31, 1998, and the next full fiscal year beginning on February 1, 1998. The transition period will be reported on the Registrant's Form 10-K.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       GART SPORTS COMPANY
                                       (Registrant)

                                       /s/ Thomas B. Nelson
                                       -----------------------------------
Date: January 23, 1998                 Thomas B. Nelson
                                       Senior Vice President

                         INDEX TO FINANCIAL STATEMENTS

SPORTMART, INC.

                                                              PAGE
                                                              ----
INTERIM CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Balance Sheets as of February 2, 1997 and
     November 2, 1997 (Unaudited)...........................  F-2
  Consolidated Statements of Operations for the 39 weeks
     ended October 27, 1996 and November 2, 1997
     (Unaudited)............................................  F-3
  Consolidated Statements of Stockholders' Equity for the 53
     weeks ended February 2, 1997, and 39 weeks ended
     November 2, 1997 (Unaudited)...........................  F-4
  Consolidated Statements of Cash Flows for the 39 weeks
     ended October 27, 1996 and November 2, 1997
     (Unaudited)............................................  F-5
  Notes to Consolidated Financial Statements (Unaudited)....  F-6

ANNUAL CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Accountants.........................  F-8
  Consolidated Balance Sheets as of January 28, 1996 and
     February 2, 1997.......................................  F-9
  Consolidated Statements of Operations for the 52 weeks
     ended January 29, 1995 and January 28, 1996, and 53
     weeks ended February 2, 1997...........................  F-10
  Consolidated Statements of Stockholders' Equity for the 52
     weeks ended January 29, 1995 and January 28, 1996, and
     53 weeks ended February 2, 1997........................  F-11
  Consolidated Statements of Cash Flows for the 52 weeks
     ended January 29, 1995 and January 28, 1996, and 53
     weeks ended February 2, 1997...........................  F-12
  Notes to Consolidated Financial Statements................  F-13

GART SPORTS COMPANY

PRO FORMA COMBINED FINANCIAL STATEMENTS
  Pro Forma Combined Financial Information..................  F-27
  Pro Forma Combined Balance Sheet as of October 4, 1997
     (Unaudited)............................................  F-28
  Pro Forma Combined Statements of Operations for the 39
     weeks ended October 4, 1997 (Unaudited)................  F-29
  Pro Forma Combined Statements of Operations for the 52
     weeks ended January 4, 1997 (Unaudited)................  F-30
  Notes to Pro Forma Combined Financial Information
     (Unaudited)............................................  F-31

                         SPORTMART, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                              FEBRUARY 2,    NOVEMBER 2,
                                                                 1997           1997
                                                              -----------    -----------
                                                                             (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................   $  2,816       $     --
  Due from related parties..................................        624            419
  Merchandise inventories, net..............................    162,913        156,018
  Prepaid expenses and other assets.........................      5,035          8,199
  Income taxes receivable...................................     11,044            302
  Advertising co-op receivable, net.........................      2,338          5,683
  Assets held for sale......................................      2,631          2,521
  Deferred income taxes.....................................      6,300          7,656
                                                               --------       --------
         Total current assets...............................    193,701        180,798
Property and equipment, net.................................     61,750         57,148
Other assets................................................      3,868          3,730
Deferred income taxes.......................................      7,278          7,278
                                                               --------       --------
                                                               $266,597       $248,954
                                                               ========       ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Outstanding checks, net...................................   $     --       $  2,101
  Revolving line of credit due 2001.........................     93,175         99,741
  Mortgage payable..........................................         --            775
  Current portion of capitalized lease obligations..........        307            331
  Accounts payable..........................................     44,922         44,961
  Accrued expenses:
    Salaries and wages......................................      3,338          2,631
    Taxes other than income.................................      8,049          4,696
    Advertising.............................................      5,014            482
    Reserve for store closings..............................     16,319          6,196
    Other...................................................     13,377          6,697
                                                               --------       --------
         Total current liabilities..........................    184,501        168,611
Capitalized lease obligations, net of current portion.......      3,409          3,158
Other long-term liabilities.................................      4,768          5,015
                                                               --------       --------
                                                                192,678        176,784
                                                               --------       --------
Commitments and contingencies...............................         --             --
Stockholders' equity:
  Preferred stock; $.01 par value; 5,000,000 shares
    authorized; none issued.................................         --             --
  Voting common stock; $.01 par value; 50,000,000 shares
    authorized; 5,148,833 shares issued and outstanding on
    February 2, 1997 and November 2, 1997...................         52             52
  Class A common stock, non-voting; $.01 par value,
    50,000,000 shares authorized; 7,694,734 and 7,783,083
    shares issued and outstanding on February 2, 1997 and
    November 2, 1997, respectively..........................         77             77
  Additional paid-in capital................................     79,842         80,090
  Cumulative translation adjustment.........................        (36)            --
  Retained deficit..........................................     (6,016)        (8,049)
                                                               --------       --------
         Total stockholders' equity.........................     73,919         72,170
                                                               --------       --------
                                                               $266,597       $248,954
                                                               ========       ========

                  The accompanying notes are an integral part of these consolidated financial statements.

                         SPORTMART, INC. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                THIRTY-NINE WEEKS ENDED
                                                               -------------------------
                                                               OCTOBER 27,   NOVEMBER 2,
                                                                  1996          1997
                                                               -----------   -----------
Net sales...................................................   $   373,948   $   318,498
Cost of sales, including buying, distribution and
  occupancy.................................................       286,581       247,557
                                                               -----------   -----------
Gross profit................................................        87,367        70,941
Operating expenses:
  Store.....................................................        63,913        55,097
  General and administrative................................        14,230        13,911
  Store pre-opening.........................................           907            --
                                                               -----------   -----------
Operating income............................................         8,317         1,933
                                                               -----------   -----------
Other expense:
  Interest expense, net.....................................        (6,019)       (5,376)
  Other income..............................................           241            54
                                                               -----------   -----------
                                                                    (5,778)       (5,322)
                                                               -----------   -----------
Income (loss) from operations before income taxes...........         2,539        (3,389)
Income tax expense (benefit)................................         1,062        (1,356)
                                                               -----------   -----------
Income (loss) before extraordinary item.....................   $     1,477   $    (2,033)
Extraordinary item, net of income tax benefit of $335.......          (462)           --
                                                               -----------   -----------
Net income (loss)...........................................   $     1,015   $    (2,033)
                                                               ===========   ===========
Income (loss) per share before extraordinary item...........   $      0.12   $     (0.16)
Loss per share from extraordinary item......................         (0.04)           --
                                                               -----------   -----------
Net income (loss) per share.................................   $      0.08   $     (0.16)
                                                               ===========   ===========
Weighted average number of common shares outstanding........    12,823,434    12,883,320
                                                               ===========   ===========

                  The accompanying notes are an integral part of these consolidated financial statements.

                         SPORTMART, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                       VOTING              CLASS A
                                    COMMON STOCK         COMMON STOCK      ADDITIONAL   CUMULATIVE                    TOTAL
                                 ------------------   ------------------    PAID-IN     TRANSLATION   RETAINED    STOCKHOLDERS'
                                  SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL     ADJUSTMENT     DEFICIT       EQUITY
                                 ---------   ------   ---------   ------   ----------   -----------   ---------   -------------
Balances, January 28, 1996.....  5,148,833    $52     7,625,538    $76      $79,637        $(12)      $ 21,043       $100,796
Issuance of 60,766 of Class A
  common shares under stock
  purchase plan................         --     --        60,766      1          173          --             --            174
Exercise of stock options......         --     --         8,430     --           32          --             --             32
Cumulative translation
  adjustment...................         --     --            --     --           --         (24)            --            (24)
Net loss.......................         --     --            --     --           --          --        (27,059)       (27,059)
                                 ---------    ---     ---------    ---      -------        ----       --------       --------
Balances, February 2, 1997.....  5,148,833     52     7,694,734     77       79,842         (36)        (6,016)        73,919
Issuance of 41,946 of Class A
  common shares under stock
  purchase plan................         --     --        41,946     --           97          --             --             97
Exercise of stock options......         --     --        46,403     --          151          --             --            151
Cumulative translation
  adjustment...................         --     --            --     --           --          36             --             36
Net loss.......................         --     --            --     --           --          --         (2,033)        (2,033)
                                 ---------    ---     ---------    ---      -------        ----       --------       --------
Balances November 2, 1997......  5,148,833    $52     7,783,083    $77      $80,090        $ --       $ (8,049)      $ 72,170
                                 =========    ===     =========    ===      =======        ====       ========       ========

                  The accompanying notes are an integral part of these consolidated financial statements.

                         SPORTMART, INC. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                               THIRTY-NINE WEEKS ENDED
                                                              --------------------------
                                                              OCTOBER 27,    NOVEMBER 2,
                                                                 1996           1997
                                                              -----------    -----------
Cash flows from operating activities:
  Net income (loss) from continuing operations..............   $   1,477      $  (2,033)
  Extraordinary item, net of tax............................        (462)            --
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Depreciation and amortization..........................       8,363          8,273
     Other adjustment.......................................         (20)            36
     Deferred income tax provision..........................         (42)        (1,356)
     Net decrease (increase) in assets:
       Merchandise inventories, net.........................     (15,601)         6,895
       Prepaid expenses and other assets....................       5,974         (3,164)
       Income taxes receivable..............................          --         10,742
       Advertising co-op receivable, net....................        (712)        (3,345)
       Other assets.........................................      (1,076)          (428)
     Net increase (decrease) in liabilities:
       Accounts payable.....................................      (6,574)            39
       Accrued expenses.....................................     (14,285)       (25,395)
       Other long-term liabilities..........................         908            247
                                                               ---------      ---------
          Net cash used in operating activities.............     (22,050)        (9,489)
                                                               ---------      ---------
Cash flows from investing activities:
  Purchase of property and equipment........................     (11,693)        (3,565)
  Proceeds from sale of property and equipment..............          --            458
  Sale (purchase) of assets held pending sale...............      (1,401)           110
  Advances to related parties...............................        (373)          (103)
  Repayment of advances to related parties..................         318            308
                                                               ---------      ---------
          Net cash used in investing activities.............     (13,149)        (2,792)
                                                               ---------      ---------
Cash flows from financing activities:
  Proceeds from issuance of Class A common stock............         205            250
  Principal payments under capital lease obligations........      (5,605)          (227)
  Early extinguishment of debt..............................     (20,200)            --
  Outstanding checks, net...................................         289          2,101
  Proceeds from mortgage payable............................          --            775
  Advances on line of credit................................     218,573        124,732
  Repayment on line of credit...............................    (162,080)      (118,166)
                                                               ---------      ---------
          Net cash provided by financing activities.........      31,182          9,465
                                                               ---------      ---------
Net decrease in cash and cash equivalents...................      (4,017)        (2,816)
Cash and cash equivalents at beginning of period............       4,017          2,816
                                                               ---------      ---------
Cash and cash equivalents at end of period..................   $      --      $      --
                                                               =========      =========

                  The accompanying notes are an integral part of these consolidated financial statements.

                         SPORTMART, INC. AND SUBSIDIARY

          NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

     Sportmart, Inc. and Subsidiary (the "Company") operates in one business segment which is the retail sporting goods business. As of December 3, 1997, the Company operated 59 superstores located in the United States. The eleven Canadian locations in the process of liquidation as of February 2, 1997 have all been closed as of December 3, 1997.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Consolidation

     The consolidated financial statements include the accounts of Sportmart, Inc. and Sportdepot Stores Inc., its wholly-owned subsidiary. Sportmart Canada, Inc. was incorporated in April 1994 and the first store in Canada opened in March 1995. In addition, Sportdepot Stores Inc. was incorporated in January 1995 as a wholly-owned subsidiary of Sportmart Canada, Inc. In October 1995, Sportmart Canada, Inc. was amalgamated into Sportdepot Stores Inc. All significant intercompany transactions and balances have been eliminated.

  Principles of Presentation

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting solely of normal recurring accruals) necessary to present fairly the consolidated financial position of Sportmart, Inc. and Subsidiary as of November 2, 1997 and the consolidated results of its operations and its cash flows for the thirty-nine week periods ended October 27, 1996 and November 2, 1997. Due to the seasonal nature of the business, results for interim periods are not indicative of a full year's operations.

     These consolidated financial statements should be read in conjunction with the Company's audited financial statements for the fiscal year ended February 2, 1997 included in the Company's Form 10-K.

  Net Loss Per Share

     Net loss per share is based on 12,823,434 and 12,883,320 weighted average common shares outstanding for the thirty-nine weeks ended October 27, 1996 and November 2, 1997.

3. NON-RECURRING ITEMS

     During the fourth quarter of fiscal 1996, the Company recorded a non-recurring pre-tax charge of $33.2 million. The majority of the charge was related to costs associated with exiting the Canadian market including unamortized portions of nonrecoverable capital improvements ($12.5 million), lease buy-out costs ($11.9 million), inventory write-down costs ($5.7 million), severance ($850,000) and miscellaneous costs ($2.2 million). Additionally, the Company has reserves for store closings relating to previous store closings including Wheeling and River North. As of November 2, 1997, the total reserve is approximately $6.2 million consisting primarily of the remaining lease buy-out and miscellaneous costs. In total, the Company believes the remaining reserves for these non-recurring charges continue to be appropriate.

                         SPORTMART, INC. AND SUBSIDIARY

                    NOTES TO INTERIM UNAUDITED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

4. EXTRAORDINARY ITEM

     During the third quarter of fiscal 1996, the Company incurred an extraordinary charge of approximately $462,000, net of income taxes, as a result of the termination of a previous revolving credit facility and the loans from Allstate.

5. PENDING PLAN OF MERGER

     The Company entered into an Agreement and Plan of Merger, dated as of September 28, 1997 and amended and restated as of December 2, 1997, (The Merger Agreement) with Gart Sports Company. Privately held Gart Sports (Gart) is the holding company for Gart Bros. Sporting Goods Co., a 63-store, Denver-based sporting goods retailer. Under the agreement, Sportmart will be merged into Gart. Based on the agreement's conversion ratio, stockholders of Gart (pre-merger) will hold approximately 72.5% of the combined company, while Sportmart stockholders will hold approximately 27.5% of the outstanding shares of the combined company. Leonard Green & Partners, an affiliate of the majority stockholder of Gart, will control approximately 60% of the outstanding shares of the combined company. The Merger Agreement requires the Company to maintain minimum net worth and total liabilities prior to closing. The Merger Agreement is subject to Sportmart stockholder approval and a majority of Sportmart stockholders have agreed to vote in favor of the Merger Agreement. A special meeting of stockholders to approve the merger is expected to occur in January 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Sportmart, Inc. and Subsidiary

     We have audited the accompanying consolidated balance sheets of Sportmart, Inc. and Subsidiary as of January 28, 1996 and February 2, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three fiscal years in the period ended February 2, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sportmart, Inc. and Subsidiary as of January 28, 1996 and February 2, 1997 and the results of its operations and its cash flows for each of the three fiscal years in the period ended February 2, 1997 in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.
Chicago, Illinois
March 28, 1997

                         SPORTMART, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                              JANUARY 28,    FEBRUARY 2,
                                                                 1996           1997
                                                              -----------    -----------
Current assets:
  Cash and cash equivalents.................................   $  4,017       $  2,816
  Due from related parties..................................      1,348            624
  Merchandise inventories, net..............................    174,952        162,913
  Prepaid expenses and other assets.........................     12,200          5,035
  Income taxes receivable...................................      4,242         11,044
  Advertising co-op receivable, net.........................      5,547          2,338
  Assets held for sale......................................      2,883          2,631
  Deferred income taxes.....................................      4,347          6,300
                                                               --------       --------
          Total current assets..............................    209,536        193,701
Property and equipment, net.................................     72,040         61,750
Other assets................................................      3,745          3,868
Deferred income taxes.......................................      2,178          7,278
                                                               --------       --------
                                                               $287,499       $266,597
                                                               ========       ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving line of credit due 2001 (See Note 5)............   $     --       $ 93,175
  Bank notes payable........................................     18,213             --
  Current portion of capitalized lease obligations and
     long-term debt.........................................      7,221            307
  Accounts payable..........................................     67,297         44,922
  Accrued expenses..........................................     36,482         46,097
                                                               --------       --------
          Total current liabilities.........................    129,213        184,501
Long-term bank notes payable................................     30,000             --
Long-term debt, net of current portion......................     18,800             --
Capitalized lease obligations, net of current portion.......      4,008          3,409
Other long-term liabilities.................................      4,682          4,768
                                                               --------       --------
                                                                186,703        192,678
                                                               --------       --------
Commitments and contingencies

Stockholders' equity:
  Preferred stock; $.01 par value; 5,000,000 shares
     authorized; none issued................................         --             --
  Voting common stock; $.01 par value; 50,000,000 shares
     authorized; 5,148,833 shares issued and outstanding....         52             52
  Class A common stock, non-voting; $.01 par value;
     50,000,000 shares authorized; 7,625,538 and 7,694,734
     shares issued and outstanding on January 28, 1996 and
     February 2, 1997, respectively.........................         76             77
  Additional paid-in capital................................     79,637         79,842
  Cumulative translation adjustment.........................        (12)           (36)
Retained earnings (deficit).................................     21,043         (6,016)
                                                               --------       --------
          Total stockholders' equity........................    100,796         73,919
                                                               --------       --------
                                                               $287,499       $266,597
                                                               ========       ========

                 See Notes to Consolidated Financial Statements

                         SPORTMART, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                           JANUARY 29,   JANUARY 28,   FEBRUARY 2,
                                                              1995          1996          1997
                                                           -----------   -----------   -----------
                                                           (52 WEEKS)    (52 WEEKS)    (53 WEEKS)
Net sales................................................  $  413,337    $  492,179    $  514,611
Cost of sales, including buying, distribution and
  occupancy..............................................     311,948       381,146       400,637
                                                           ----------    ----------    ----------
Gross profit.............................................     101,389       111,033       113,974
Operating expenses:
  Store expenses.........................................      67,523        89,007        92,979
  General and administrative expenses....................      11,713        15,921        19,938
  Non-recurring charges..................................          --         5,711        33,224
  Store pre-opening expenses.............................       2,555         3,791         1,699
                                                           ----------    ----------    ----------
Operating (loss) income..................................      19,598        (3,397)      (33,866)
Other (expense) income:
  Other (expense) income.................................         440         1,440           (21)
  Interest expense.......................................      (4,317)       (5,168)       (8,889)
                                                           ----------    ----------    ----------
                                                               (3,877)       (3,728)       (8,910)
                                                           ----------    ----------    ----------
(Loss) income from continuing operations before income
  taxes..................................................      15,721        (7,125)      (42,776)
Income tax expense (benefit).............................       6,211        (3,004)      (16,269)
                                                           ----------    ----------    ----------
(Loss) income from continuing operations.................       9,510        (4,121)      (26,507)
Discontinued operations:
  Loss from discontinued operations, (net of income tax
     benefit of $375 in 1994 and $385 in 1995)...........        (575)         (578)           --
  Loss from disposal of discontinued operations (net of
     income tax benefit of $1,164 in 1995 and $60 in
     1996)...............................................          --        (1,746)          (90)
                                                           ----------    ----------    ----------
  Loss from discontinued operations......................        (575)       (2,324)          (90)
                                                           ----------    ----------    ----------
(Loss) income before extraordinary item..................       8,935        (6,445)      (26,597)
Extraordinary item (net of income tax benefit of $335)...          --            --          (462)
                                                           ----------    ----------    ----------
Net (loss) income........................................  $    8,935    $   (6,445)   $  (27,059)
                                                           ==========    ==========    ==========
(Loss) income per share from continuing operations.......  $     0.87    $    (0.32)   $    (2.06)
Loss per share from discontinued operations..............       (0.05)        (0.18)         (.01)
                                                           ----------    ----------    ----------
(Loss) income per share before extraordinary item........        0.82         (0.50)        (2.07)
Loss per share from extraordinary item...................          --            --          (.04)
                                                           ----------    ----------    ----------
Net (loss) income per share..............................  $     0.82    $    (0.50)   $    (2.11)
                                                           ==========    ==========    ==========
Weighted average number of common and common equivalent
  shares outstanding.....................................  10,910,797    12,771,911    12,826,360
                                                           ==========    ==========    ==========

                 See Notes to Consolidated Financial Statements

                         SPORTMART, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                       VOTING               CLASS A
                                    COMMON STOCK          COMMON STOCK                                 RETAINED
                                 -------------------   ------------------   ADDITIONAL   CUMULATIVE    EARNINGS        TOTAL
                                                                             PAID-IN     TRANSLATION   (DEFICIT)   STOCKHOLDERS'
                                   SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL     ADJUSTMENT    ---------      EQUITY
                                 ----------   ------   ---------   ------   ----------   -----------               -------------
Balances, January 30, 1994.....  10,235,000    $102           --     --      $46,942           --       $18,553      $ 65,597
Issuance of 16,075 common
  shares under stock purchase
  plan.........................      16,075       1           --     --          217           --            --           218
Reclassification of Voting
  common stock into Class A
  common stock.................  (5,125,538)    (51)   5,125,538    $51           --           --            --            --
Issuance of 2,500,000 Class A
  common shares, net of stock
  offering costs...............          --      --    2,500,000     25       32,273           --            --        32,298
Net income, fiscal 1994........          --      --           --     --           --           --         8,935         8,935
                                 ----------    ----    ---------    ---      -------         ----       --------     --------
Balances, January 29, 1995.....   5,125,537      52    7,625,538     76       79,432           --        27,488       107,048
Issuance of 23,296 Voting
  common shares under stock
  purchase plan................      23,296      --           --     --          205           --            --           205
Cumulative translation
  adjustment...................          --      --           --     --           --         $(12)           --           (12)
Net loss, fiscal 1995..........          --      --           --     --           --           --        (6,445)       (6,445)
                                 ----------    ----    ---------    ---      -------         ----       --------     --------
Balances, January 28, 1996.....   5,148,833      52    7,625,538     76       79,637          (12)       21,043       100,796
Issuance of 60,766 Class A
  common shares under stock
  purchase plan................          --      --       60,766      1          173           --            --           174
Exercise of stock options......          --      --        8,430     --           32           --            --            32
Cumulative translation
  adjustment...................          --      --           --     --           --          (24)           --           (24)
Net loss, fiscal 1996..........          --      --           --     --           --           --       (27,059)      (27,059)
                                 ----------    ----    ---------    ---      -------         ----       --------     --------
Balances, February 2, 1997.....   5,148,833    $ 52    7,694,734    $77      $79,842         $(36)      $(6,016)     $ 73,919
                                 ==========    ====    =========    ===      =======         ====       ========     ========

                 See Notes to Consolidated Financial Statements

                         SPORTMART, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                         JANUARY 29,    JANUARY 28,    FEBRUARY 2,
                                                            1995           1996           1997
                                                         -----------    -----------    -----------
                                                         (52 WEEKS)     (52 WEEKS)     (53 WEEKS)
Cash flows from operating activities:
  Net (loss) income from continuing operations.........   $   9,510      $  (4,121)     $ (26,507)
  Loss from discontinued operations, net of tax........        (575)          (578)            --
  Loss on disposal of discontinued operations, net of
     tax...............................................          --         (1,746)           (90)
  Loss from extraordinary item, net of tax.............          --             --           (462)
  Adjustments to reconcile net income to net cash (used
     in) provided by operating activities:
     Depreciation and amortization.....................       6,370          8,761         11,770
     (Gain) loss on disposition of property and
       equipment and capital lease.....................        (200)            59             --
     Deferred tax provision............................      (1,370)        (4,225)        (7,053)
     Net decrease (increase) in assets:
       Merchandise inventories.........................     (36,995)       (33,095)        12,039
       Prepaid expenses and other assets...............      (2,613)        (2,343)         7,165
       Income taxes receivable.........................          35         (4,242)        (6,802)
       Advertising co-op receivable....................      (4,950)         4,215          3,209
       Other assets -- noncurrent......................        (386)        (2,723)           543
     Net (decrease) increase in liabilities:
       Accounts payable................................      (1,554)        31,639        (22,375)
       Accrued expenses................................       6,437         11,943         23,228
       Other long-term liabilities.....................       1,144            995             86
                                                          ---------      ---------      ---------
     Net cash (used in) provided by operating
       activities......................................     (25,147)         4,539         (5,249)
                                                          ---------      ---------      ---------
Cash flows from investing activities:
  Purchase of property and equipment...................     (20,357)       (29,268)       (14,570)
  Purchase of assets held pending sale and leaseback...     (13,479)        (3,499)           (46)
  Proceeds from sale and leaseback of assets...........      19,135          5,468             --
  Advances to related parties..........................        (327)        (1,062)          (288)
  Repayment of advances to related parties.............       1,346            218          1,011
                                                          ---------      ---------      ---------
     Net cash used in investing activities.............     (13,682)       (28,143)       (13,893)
                                                          ---------      ---------      ---------
Cash flows from financing activities:
  Proceeds from issuance of common stock...............         217            205            206
  Proceeds from sale of common stock, net..............      32,298             --             --
  Principal payments under capital lease obligations...        (608)          (405)          (277)
  Principal payments under long-term debt..............          --         (1,400)        (5,400)
  Early extinguishment of debt.........................          --             --        (20,200)
  Debt issuance costs..................................          --             --         (1,350)
  Proceeds from construction loans.....................      10,758             --             --
  Payments on construction loans.......................     (10,566)        (3,357)            --
  Advances on lines of credit..........................     137,200        212,751        264,665
  Repayments on lines of credit........................    (127,000)      (183,338)      (219,703)
  Bank overdraft, net..................................        (305)            --             --
                                                          ---------      ---------      ---------
     Net cash provided by financing activities.........      41,994         24,456         17,941
                                                          ---------      ---------      ---------
Net (decrease) increase in cash and cash equivalents
  .....................................................       3,165            852         (1,201)
Cash and cash equivalents at beginning of period.......          --          3,165          4,017
                                                          ---------      ---------      ---------
Cash and cash equivalents at end of period.............   $   3,165      $   4,017      $   2,816
                                                          =========      =========      =========
Supplemental disclosures of cash flow information:
  Interest paid........................................   $   4,284      $   5,382      $   8,364
  Income taxes (refunded) paid.........................       6,640          4,842         (2,850)

                 See Notes to Consolidated Financial Statements

                         SPORTMART, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

     Sportmart, Inc. and Subsidiary (the "Company") operates in one business segment which is the retail sporting goods business. As of February 2, 1997, the Company operated 59 superstores located in the United States plus eleven locations in the process of liquidation in Canada.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Consolidation

     The consolidated financial statements include the accounts of Sportmart, Inc. and Sportdepot Stores, Inc., it's wholly-owned subsidiary. Sportmart Canada, Inc. was incorporated in April 1994 and the first store opened in March 1995. In addition, Sportdepot Stores, Inc. was incorporated in January 1995 as a wholly-owned subsidiary of Sportmart Canada, Inc. In October 1995, Sportmart Canada, Inc. was amalgamated into Sportdepot Stores, Inc. All significant intercompany transactions and balances have been eliminated.

  Fiscal Year

     The Company maintains a 52-53 week fiscal year, with the fiscal year ending on the Sunday closest to the end of January. The fiscal years ended January 29, 1995 (fiscal 1994) and January 28, 1996 (fiscal 1995) included 52 weeks. The fiscal year ended February 2, 1997 (fiscal 1996) included 53 weeks.

  Merchandise Inventories

     The Company's inventories are valued at the lower of cost or market with cost being determined on a first-in, firstout (FIFO) method.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation and amortization of property and equipment are computed principally by the straight-line method over the estimated useful lives of the related assets, ranging from three to fifteen years, or the terms of the related leases for leasehold improvements, if shorter. Upon retirement or other disposal of property and equipment, the asset costs and the related accumulated depreciation are eliminated from the accounts. The difference, if any, between the net asset value and the proceeds is adjusted to income.

     Maintenance and repairs, which neither materially add to the value of the property nor appreciably prolong its life, are charged to expense as incurred.

  Long-Lived Assets

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in fiscal 1995. The adoption had no impact on the financial results. When facts and circumstances indicate potential impairment, the Company evaluates the recoverability of long-lived asset carrying values using estimates of undiscounted future cash flows over remaining asset lives. When impairment is indicated, any impairment loss is measured by the excess of carrying values over fair values.

  Sale/leasebacks

     Any loss on a sale/leaseback transaction is recognized immediately and any gains are deferred and recognized over the term of the future lease.

                         SPORTMART, INC. AND SUBSIDIARY

  Advertising

     Advertising costs are expensed in the period in which the advertising occurs. A receivable is recorded at that time for the estimated amount of cooperative advertising reimbursements to be received from vendors. Gross advertising spent in fiscal 1994, 1995 and 1996 was $21,425,000, $25,363,000 and
$21,577,000, respectively.

  Store Pre-Opening Costs

     Non-capital expenditures incurred prior to the opening of a new store are charged to expense ratably from the date the store is opened through the end of the fiscal year in which the store is opened.

  Capitalized Interest

     Interest costs incurred during the construction period of significant capital projects are capitalized. The total interest capitalized by the Company was $555,000 in fiscal year 1994, $152,000 in fiscal year 1995, and $20,230 in fiscal year 1996.

  Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

  Statement of Cash Flows

     For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Substantially all cash and cash equivalents are concentrated with two banks located in Chicago, Illinois and in Toronto, Canada.

  Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Net (Loss) Income Per Share

     Income per share from continuing operations, loss per share from discontinued operations, income per share before extraordinary item and net income per share for the fiscal year ended January 29, 1995 are based on 10,910,797 weighted average shares outstanding.

     Loss per share from continuing operations, loss per share from discontinued operations, loss per share before extraordinary item and net loss per share for the fiscal year ended January 28, 1996 are based on 12,771,911 weighted average shares outstanding.

     Loss per share from continuing operations, loss per share from discontinued operations, loss per share before extraordinary item, loss per share from extraordinary item and net loss per share for the fiscal year ended February 2, 1997 are based on 12,826,360 weighted average shares outstanding.

                         SPORTMART, INC. AND SUBSIDIARY

  Foreign Currency Translation

     The consolidated financial statements and transactions of the Company's Canadian subsidiary are maintained in its functional currency (Canadian dollars) and translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52. Foreign currency balance sheet accounts are translated into United States dollars at the rate of exchange in effect at fiscal year end. Income and expenses are translated at the average rates of exchange in effect during the year. Translation adjustments have been accumulated in a separate component of stockholders' equity. Such adjustments do not affect cash flow and are unrealized. During the course of operating in Canada, the Company enters into transactions in currencies other than its Canadian subsidiary's functional currency. Realized and unrealized gains and losses relating to these transactions which arise as a result of changes in currency exchange rates are recognized in income as incurred.

  Derivative Financial Instruments

     Derivative financial instruments are utilized by the Company to reduce interest rate and foreign exchange risks. The Company does not use derivatives for speculative trading purposes.

     Interest Rate Contracts -- The differential to be received or paid under contracts designated as hedges is recognized as an adjustment to interest expense in the period incurred.

     Foreign Currency Contracts -- Realized and unrealized gains and losses arising from foreign currency contracts are recognized in income as offsets to gains and losses resulting from the underlying hedged transaction.

  Reclassifications

     The Company has reclassified certain amounts reported in prior years to conform with the fiscal 1996 presentation.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                            JANUARY 28,    FEBRUARY 2,
                       DESCRIPTION                             1996           1997
                       -----------                          -----------    -----------
Capitalized lease property -- land and buildings..........  $ 7,711,000    $ 6,321,000
Land......................................................           --      1,341,000
Store and warehouse equipment.............................   41,640,000     38,661,000
Buildings and leasehold improvements......................   40,376,000     37,368,000
Data processing equipment and software....................    7,801,000     10,271,000
Other.....................................................    5,718,000      5,142,000
                                                            -----------    -----------
                                                            103,246,000     99,104,000
                                                            -----------    -----------
Less accumulated depreciation and amortization:
  Capitalized lease property..............................    4,932,000      4,064,000
  All other...............................................   26,274,000     33,290,000
                                                            -----------    -----------
                                                             31,206,000     37,354,000
                                                            -----------    -----------
  Property and equipment, net.............................  $72,040,000    $61,750,000
                                                            ===========    ===========

     Depreciation expense for fiscal years 1994, 1995 and 1996 was $6,193,710, $8,501,209 and $11,084,968, respectively.

                         SPORTMART, INC. AND SUBSIDIARY

     The Company had assets held pending sale or sale and leaseback of $2,883,000 and $2,631,000, respectively, as of January 28, 1996 and February 2, 1997. These assets consist of land and buildings and improvements for store locations that the Company intends to sell and, for certain properties, lease back from unaffiliated third parties.

4. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                            JANUARY 28,    FEBRUARY 2,
                       DESCRIPTION                             1996           1997
                       -----------                          -----------    -----------
Accrued salaries and wages................................  $ 3,297,000    $ 3,338,000
Taxes other than income...................................    6,912,000      8,049,000
Advertising...............................................    7,959,000      5,014,000
Reserve for store closings................................    7,177,000     16,319,000
Other.....................................................   11,137,000     13,377,000
                                                            -----------    -----------
     Accrued expenses.....................................  $36,482,000    $46,097,000
                                                            ===========    ===========

5. FINANCING ARRANGEMENTS

     On September 6, 1996, the Company entered into, and subsequently amended certain provisions of, a $135.0 million revolving credit agreement with a syndicate of banks. The new credit facility is due in September, 2001 and the inventory and personal property of the Company have been pledged as collateral. Interest is due monthly on outstanding cash borrowings based on LIBOR (London Interbank Offered Rate) plus a fee ranging up to 2.50% depending on the maintenance of certain financial ratios or, at the Company's option, at the prime rate (8.25% at February 2, 1997) plus 1.00%. In addition, the facility also provides for the issuance of letters of credit, not to exceed $25.0 million, for a fee equal to 1.50% per annum. The Company also pays a commitment fee of .375% on the unused portion of the line of credit. This new revolving line of credit requires the maintenance of minimum net worth and maximum debt to inventory ratios and prohibits the payment of cash dividends. The proceeds from this new credit facility were used to repay all borrowings outstanding under the previous revolving credit facilities and the Senior Notes (as discussed below). As of February 2, 1997, approximately $93.2 million in cash borrowings and $4.5 million in letters of credit (to support imported merchandise and certain real estate transactions) were outstanding under this line of credit.

     In order to comply with Emerging Issues Task Force Issue (EITF) No. 95-22 regarding classification of certain debt instruments, the borrowings under this new revolving line of credit have been classified as current liabilities in the February 2, 1997 balance sheet. However, based on the terms of the agreement and the Company's current business plan, the Company believes the amounts outstanding under the revolving line of credit will be due and payable on its stated maturity in September, 2001.

     The Company previously had two agreements with a syndicate of banks in the United States and Canada providing for unsecured revolving lines of credit up to $125.0 million (U.S. dollars). Interest on these agreements was based on LIBOR in the U.S. or Bankers Acceptances in Canada, plus a fee ranging from .50% to 2.60% depending on the maintenance of certain financial ratios. The Company also had the option to borrow at the prime rate in the U.S. and, in Canada, at the prime rate plus a fee ranging up to 2.00% depending on the maintenance of certain financial ratios. Commitment fees paid to the banks on the unused portion of these lines of credit ranged from .15% to .70%. As of January 28, 1996 these revolving lines of credit had outstanding balances of a U.S. dollar equivalent of $48.2 million. These agreements were terminated upon execution of the $135.0 million facility discussed above.

     The weighted average interest rate on short-term cash borrowings outstanding was 6.9% and 8.1% as of January 28, 1996 and February 2, 1997, respectively.

                         SPORTMART, INC. AND SUBSIDIARY

     As of January 28, 1996, the Company also had $25.6 million in borrowings outstanding in the form of unsecured Senior Notes due January 30, 1999 and May 15, 2000. Interest on the Senior Note due January 30, 1999 was payable monthly at a rate ranging from 8.9% to 11.15% per annum depending on the maintenance of certain financial ratios. Principal payments of $1.4 million were required on January 30th of each year. Interest on the Senior Note due May 15, 2000 was payable at a rate ranging from 6.6% to 8.85% per annum depending on the maintenance of certain financial ratios. Annual principal payments of $4.0 million were required commencing on May 15, 1996. Principal payments totaling $5.4 million on these Senior Notes were made in fiscal 1996 prior to the termination of these agreements in conjunction with the execution of the $135.0 million facility discussed above.

6. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     Derivative financial instruments are utilized by the Company to reduce interest rate and foreign exchange risks.

     The notional amount of foreign currency contracts is the amount of foreign currency bought or sold at maturity. The notional amount of interest rate swaps is the underlying principal amount used in determining the interest payments exchanged over the term of the swap agreement. The notional amounts are not a measure of the Company's exposure through its use of derivatives.

     Interest Rate Contracts -- In March 1995, the Company entered into an interest rate swap agreement with a major financial institution. This agreement became effective in August 1995 and expires in August 1998. This agreement effectively converts $10.0 million of its floating rate bank debt (based on LIBOR plus a fee determined by financial performance) to a fixed rate of 7.54% (plus the same fee) and requires settlement on a quarterly basis. The difference in interest between the fixed rate and the effective LIBOR rate was recognized in interest expense for the years ended January 28, 1996 and February 2, 1997.

     Foreign Exchange Contracts -- As of February 2, 1997, the Company held foreign currency contracts with settlement dates prior to March 1997 with several major financial institutions to exchange Canadian dollars for approximately $38.0 million U.S. dollars. The total net realized and unrealized gains and losses on foreign currency contracts was immaterial.

     Fair Value of Financial Instruments -- The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate fair value due to the short maturity of these instruments. The amounts recorded for the line of credit also approximates fair market value based on the borrowing rates currently available to the Company for debt with similar terms and average maturities. The fair value at January 28, 1996 and February 2, 1997 of the foreign currency contracts and the interest rate swap agreement as presented below is the amount at which these contracts could be settled or terminated based on bank or market quotes.

                                                            JANUARY 28,    FEBRUARY 2,
                                                               1996           1997
                                                            -----------    -----------
Interest rate swap agreement
  Notional Principal......................................  $10,000,000    $10,000,000
  Fair Value..............................................     (600,000)      (227,000)
Foreign currency contracts
  Notional Principal......................................  $ 5,700,000    $38,000,000
  Fair Value..............................................       40,000        164,000

     Credit risk -- The Company is exposed to credit risk to the extent of nonperformance by the counterparties to the foreign currency contracts and interest rate swap discussed above. However, the

                         SPORTMART, INC. AND SUBSIDIARY

Company considers the risk of default to be remote because the counterparties are major financial institutions whose credit ratings are regularly monitored.

7. INCOME TAXES

     The income tax (benefit) provision consists of the following:

                                                         FISCAL YEAR ENDED
                                             ------------------------------------------
                                             JANUARY 29,    JANUARY 28,    FEBRUARY 2,
                                                1995           1996            1997
                                             -----------    -----------    ------------
Historical income tax (benefit) provision:
  Current:
     Federal...............................  $ 5,513,000    $   750,000    $ (9,267,000)
     State.................................    1,435,000        (19,000)       (451,000)
                                             -----------    -----------    ------------
                                               6,948,000        731,000      (9,718,000)
  Deferred (benefit):
     Federal...............................     (901,000)    (3,110,000)     (6,949,000)
     State.................................     (211,000)      (307,000)     (1,945,000)
     Foreign...............................           --     (1,867,000)      1,948,000
                                             -----------    -----------    ------------
                                              (1,112,000)    (5,284,000)     (6,946,000)
                                             -----------    -----------    ------------
Total income tax (benefit) provision.......  $ 5,836,000    $(4,553,000)   $(16,664,000)
                                             ===========    ===========    ============

     Differences between the U.S. federal statutory income tax rate and the Company's effective rate for the historical income tax provision are as follows:

                                                                FISCAL YEAR ENDED
                                                    -----------------------------------------
                                                    JANUARY 29,    JANUARY 28,    FEBRUARY 2,
                                                       1995           1996           1997
                                                    -----------    -----------    -----------
Statutory rate....................................     34.3%          35.0%          34.0%
State/provincial income taxes, net of federal
  income tax benefit..............................      5.5            9.0            5.5
Foreign rate difference...........................       --            1.2           (1.0)
Alternative minimum tax and tax credits...........     (1.4)          (3.2)            --
Other.............................................      1.1           (0.5)           (.4)
                                                       ----           ----           ----
Effective tax rate................................     39.5%          41.5%          38.1%
                                                       ====           ====           ====

     The effective tax rate as presented above represents the Company's total effective rate including the discontinued operations and extraordinary item.

                         SPORTMART, INC. AND SUBSIDIARY

     Significant components of the deferred tax assets and liabilities, and their related tax effects are as follows:

                                                            JANUARY 28,    FEBRUARY 2,
                                                               1996           1997
                                                            -----------    -----------
Deferred tax assets:
  Capitalized inventory cost..............................  $ 2,177,000    $ 2,311,000
  Capital leases..........................................    1,016,000        969,000
  Vacation accrual........................................      504,000        546,000
  Deferred rent...........................................      501,000        649,000
  Reserve for store closings and severance pay............    2,422,000      2,751,000
  Credit carry forwards...................................      964,000        880,000
  NOL carry forward.......................................    1,867,000      7,637,000
  Other...................................................      607,000      1,030,000
                                                            -----------    -----------
                                                             10,058,000     16,773,000
Deferred tax liabilities:
  LIFO reversal...........................................     (616,000)            --
  Depreciation............................................   (2,539,000)    (2,811,000)
  Capital lease termination...............................     (358,000)      (349,000)
  Other...................................................      (20,000)       (35,000)
                                                            -----------    -----------
                                                             (3,533,000)    (3,195,000)
                                                            -----------    -----------
  Net deferred tax asset..................................  $ 6,525,000    $13,578,000
                                                            ===========    ===========

     As of February 2, 1997, the Company has available federal and state net operating loss carry forwards of approximately $19.0 million for offset against taxable income. The federal NOL carry forwards expire at the end of the fiscal year ending January 2012. In addition, the Company also has available tax credit carry forwards for tax purposes of $880,000 primarily consisting of alternative minimum tax credits which do not have an expiration date. Based on the Company's business plan and the timing of the reversals of temporary differences, management believes the Company will be able to realize the benefit of the net deferred tax asset.

8. EMPLOYEE BENEFIT PLANS

  Profit Sharing Plan

     The Company has a noncontributory profit sharing plan for eligible employees. The plan provides for contributions by the Company in such amounts as the Board of Directors may annually determine, not to exceed 15% of the compensation paid annually to the participants. There were no contributions to the plan for fiscal years 1995 and 1996. Contributions to this plan were $100,000 in fiscal 1994.

  Incentive Savings Plan

     The Company has an incentive savings plan covering eligible employees which allows for employee contributions under Section 401(k) of the Internal Revenue Code. The Company is obligated to match one-third of the first 3% of each employee's salary which is contributed to the plan. Company contributions to this plan were approximately $153,000, $175,000 and $193,000 for fiscal 1994, 1995, and 1996, respectively.

  Stock Purchase Plan

     Effective September 1992, the Board of Directors and stockholders adopted a stock purchase plan for its employees under which a maximum of 200,000 shares of common stock have been reserved for issuance. Under this plan, a Sportmart employee may purchase stock through payroll deductions for 85% of the lesser of

                         SPORTMART, INC. AND SUBSIDIARY
the closing market price of the common stock on the grant date or the exercise date. The grant date, the exercise date and the class of stock are designated by the purchase committee. On February 28, 1994, the first exercise date, 16,075 shares were purchased of Voting Common Stock. On March 10, 1995, the second exercise date, 23,296 shares of Voting Common Stock were purchased. On March 22, 1996, the third exercise date, 60,766 shares of Class A Common Stock were purchased.

  Restricted Stock Plan

     Effective July 1, 1996, the Board of Directors and stockholders adopted the Sportmart, Inc., 1996 Restricted Stock Plan. The purpose of this Plan is to promote the overall financial objectives of the Company and its stockholders by motivating those persons selected to participate in this Plan to achieve long-term growth in stockholder equity in the Company and by retaining the association of those individuals who are instrumental in achieving long-term growth in shareholder equity. Under this Plan, shares awarded may be granted as Voting Common Stock or Class A Common Stock. A total of 400,000 shares of common stock were authorized and reserved for issuance under the plan. A Committee appointed by the Board of Directors may condition the grant of Restricted Stock upon the participant's completing a period of service or attainment of specified performance goals by the participant or Company. During fiscal 1996, 300,000 shares of Class A Common Stock were granted to participants under the plan. During the period commencing on the Grant Date, November 19, 1996, and continuing until August 1, 1999, these shares are restricted and can not be sold or transferred. After such period, the participants vest immediately.

  Stock Option Plans

  1992 Plan

     The Board of Directors and stockholders adopted the Sportmart, Inc. Stock Option Plan (the "1992 Plan"), effective as of September 1992. A total of 625,000 shares of common stock were authorized and reserved for issuance under the 1992 Plan as of January 30, 1994, and during fiscal 1994, an additional 500,000 shares of common stock were authorized and reserved under the 1992 Plan. Options granted under this plan may be granted to purchase either Voting Common Stock or Class A Common Stock. The 1992 Plan provides for the grant of incentive stock options ("ISOs") as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), to employees of the Company. The 1992 Plan also provides for non-qualified stock options ("NQSOs") which may be granted to the Company's officers, employees or independent contractors or any affiliate thereof. The exercise price of the ISOs granted under the 1992 Plan may not be less than 100% of the fair market value of the Company's common stock on the date of grant or 110% of such fair market value in the case of holders of more than 10% of the Company's common stock. Shares subject to an option granted under the 1992 Plan may be purchased (i) for cash; (ii) in exchange for shares of common stock owned by the optionee; (iii) for a combination of cash and common stock; or (iv) by reducing the number of shares of common stock to be issued and delivered to the optionee upon such exercise. The plan includes vesting requirements from immediately up to five years and option lives of ten years.

  Directors' Plan

     The Board of Directors and stockholders adopted the Sportmart, Inc. Directors' Stock Option Plan (the "Directors' Plan"), effective as of September 1992. A total of 75,000 shares of common stock have been authorized and reserved for issuance under the Directors' Plan. All options granted under the Directors' Plan are exercisable immediately upon grant and, for options other than those granted as of the Initial Grant Date, at a price per share equal to the closing price of the common stock as reported on the Nasdaq National Market on the date of grant or, if the market is closed on such date, the next business day. Once granted, options may not be canceled, but expire on the earlier of seven years after the grant date or two years after the Outside Director is no longer serving as a Director.

                         SPORTMART, INC. AND SUBSIDIARY

     Option activity for the fiscal years ended January 29, 1995, January 28, 1996 and February 2, 1997 for the 1992 Plan and the Director's Plan was as follows:

                                                            WEIGHTED-AVERAGE      OPTIONS
                                                SHARES       EXERCISE PRICE     EXERCISABLE
                                               ---------    ----------------    -----------
Balances at January 30, 1994.................    101,081         $14.67            74,031
  Options granted............................    179,200          13.15
  Options exercised..........................         --             --
  Options cancelled..........................    146,200          13.02
                                               ---------
Balances at January 28, 1995.................    134,081          14.45            93,231
  Options granted............................    788,190           5.70
  Options exercised..........................         --             --
  Options cancelled..........................    268,649           5.57
                                               ---------
Balances at January 28, 1996.................    653,622           7.55           226,959
  Options granted............................    846,229           3.17
  Options exercised..........................      8,430           3.27
  Options cancelled..........................    110,148           3.19                --
                                               ---------
Balances at February 2, 1997.................  1,381,273         $ 5.24           525,410
                                               =========

     The following table summarizes the status of outstanding stock options as of February 2, 1997:

                                 OPTIONS OUTSTANDING
                  -------------------------------------------------           OPTIONS EXERCISABLE
                                WEIGHTED-AVERAGE                      -----------------------------------
                   NUMBER OF       REMAINING                               NUMBER
   RANGE OF         OPTIONS     CONTRACTUAL LIFE   WEIGHTED-AVERAGE      OF OPTIONS      WEIGHTED-AVERAGE
EXERCISE PRICES   OUTSTANDING      (IN YEARS)       EXERCISE PRICE      EXERCISABLE       EXERCISE PRICE
---------------   -----------   ----------------   ----------------   ----------------   ----------------
$ 2.69 - $ 7.25    1,235,192          9.5               $ 4.21            420,179             $ 4.00
$ 8.25 - $12.75       52,081          6.6                11.48             40,231              11.26
$14.00 - $18.40       94,000          6.9                15.37             65,000              15.43
---------------    ---------          ---              -------            -------            -------
$ 2.69 - $18.40    1,381,273          9.2               $ 5.24            525,410             $ 5.97
===============    =========          ===              =======            =======            =======

     Had the Company elected to apply the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS
123) regarding recognition of compensation expense to the extent of the calculated fair value of stock options granted in fiscal 1996 and 1995, reported loss from continuing operations and loss per share from continuing operations would have been increased as follows:

                                                              1995            1996
                                                          ------------    ------------
Loss from continuing operations, as reported............  $ (4,121,000)   $(26,507,000)
Pro forma loss from continuing operations...............    (5,111,000)    (27,379,000)
Loss per share from continuing operations, as
  reported..............................................  $      (0.32)   $      (2.06)
Pro forma loss per share from continuing operations.....         (0.40)          (2.14)

     The effects of applying SFAS 123 in the above pro forma disclosure are not likely to be representative of the effects disclosed in future years because the proforma calculations exclude stock options granted before fiscal 1995.

                         SPORTMART, INC. AND SUBSIDIARY

     For purposes of the SFAS 123, pro forma net loss and loss per share calculation, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model. The weighted-average assumptions used in determining fair value as disclosed for SFAS 123 are shown in the following table:

                                                              1995    1996
                                                              ----    ----
Risk-free interest rate.....................................  6.15%    6.3%
Dividend yield..............................................   0.0%    0.0%
Option life (years).........................................   4.0     4.0
Stock price volatility......................................  45.0%   45.0%

     During fiscal 1994, 1995 and 1996, the Company did not pay any post-retirement benefits to retired employees.

9. LEASING ARRANGEMENTS

     The Company is obligated under several noncancellable operating leases for its stores, distribution centers and certain computer and warehouse equipment, which expire through the year 2018 exclusive of renewal option periods. The leases provide for, among other things, minimum annual rentals and contingent rentals based upon a percentage of sales in excess of stipulated amounts, payments of real estate taxes and maintenance and insurance costs. Eight of the leases are with partnerships, the partners of which are officers of the Company and their family members.

     The Company has also entered into agreements for the lease of certain other properties which are classified as capital leases for financial reporting purposes. All of these capital leases are with partnerships substantially owned by certain officers of the Company and their family members. The lease terms range from 15 to 21 years and provide for minimum annual rental payments plus contingent rentals based upon a percentage of sales in excess of stipulated amounts.

     The following table presents the future minimum lease commitments, including the present value of the net minimum lease payments for capital leases and the minimum future rental commitments for all operating leases that have initial or remaining noncancelable terms in excess of one year.

                                              CAPITAL       OPERATING
                                               LEASES         LEASES          TOTAL
                                             ----------    ------------    ------------
1997.......................................  $  665,000    $ 28,832,000    $ 29,497,000
1998.......................................     665,000      28,269,000      28,934,000
1999.......................................     665,000      27,447,000      28,112,000
2000.......................................     665,000      27,353,000      28,018,000
2001.......................................     674,000      26,071,000      26,745,000
Thereafter.................................   2,176,000     195,270,000     197,446,000
                                             ----------    ------------    ------------
Total minimum lease payments...............   5,510,000    $333,242,000    $338,752,000
                                                           ============    ============
Less imputed interest......................   1,794,000
                                             ----------
Present value of future minimum rentals, of
  which $307,000 is included in current
  liabilities, at February 2, 1997.........  $3,716,000
                                             ==========

     The total future minimum operating lease commitments also include $4,414,000 of noncancellable sublease payments.

                         SPORTMART, INC. AND SUBSIDIARY

     Rent expense was $18,058,000, $27,110,000 and $31,644,000 for fiscal 1994,
1995, and 1996, respectively. Included in these amounts are $333,000, $210,000 and $119,000, respectively, representing contingent rentals.

     As of February 2, 1997, the Company has issued letters of credit of approximately $3.8 million related to the leasing for various locations.

10. RELATED PARTIES

     The Company leases certain properties from partnerships that are substantially owned by certain officers of the Company and their family members. Expenses recognized for leases with these related partnerships are as follows:

                                                             FISCAL YEAR ENDED
                                                 -----------------------------------------
                                                 JANUARY 29,    JANUARY 28,    FEBRUARY 2,
                                                    1995           1996           1997
                                                 -----------    -----------    -----------
Operating leases:
  Base rentals.................................   $2,170,000     $2,767,000     $2,970,000
  Percentage rentals...........................       96,000        208,000         80,000
                                                  ----------     ----------     ----------
                                                   2,266,000      2,975,000      3,050,000
                                                  ----------     ----------     ----------
Capitalized leases:
  Interest.....................................      767,000        499,000        388,000
  Reduction of lease obligations...............      390,000        380,000        277,000
  Percentage rentals...........................      226,000         22,000         11,000
                                                  ----------     ----------     ----------
                                                   1,383,000        901,000        676,000
                                                  ----------     ----------     ----------
  Totals.......................................   $3,649,000     $3,876,000     $3,726,000
                                                  ==========     ==========     ==========

                         SPORTMART, INC. AND SUBSIDIARY

     In both fiscal 1995 and 1996, one of the related party capital leases was reclassified into an operating lease due to substantial changes in the lease thus causing the increase in operating leases expenses and the reduction in capital lease above. The affiliated real estate partnerships pay a management fee to the Company as reimbursement for administrative services provided. Total management fees for fiscal 1994, 1995 and 1996 were $100,000, $115,000 and $123,000, respectively. In addition, the Company has advanced amounts to certain affiliated real estate partnerships for working capital purposes. These advances are due on demand and bear interest at 6-9% per year. As of January 28, 1996 and February 2, 1997, $696,000 and $217,000, respectively, was owed to the Company by affiliated partnerships. The Company earned interest on affiliated partnership advances of $18,000, $35,000 and $37,000 in fiscal 1994, 1995 and 1996, respectively. The Company has not experienced problems in collecting advances to affiliated real estate partnerships in the past and does not anticipate problems in collecting amounts currently advanced.

11. COMMITMENTS AND CONTINGENCIES

     The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

12. NON-RECURRING ITEMS

     During the fourth quarter of fiscal 1996, the Company recorded a non-recurring pre-tax charge of $33.2 million. The majority of the charge was related to costs associated with exiting the Canadian market including unamortized portions of nonrecoverable capital improvements ($12.5 million), lease buy-out costs ($11.9 million), inventory write-down costs ($5.7 million), severance ($850,000) and miscellaneous costs ($2.2 million). The closing of the eleven Canadian locations will result in personnel reductions of approximately 600 people. As of February 2, 1997, no severance had been paid out. In addition to severance, cash outflows will be required for lease buy-out and certain miscellaneous costs which the Company expects to fund from normal operations. The liquidation of the inventory, by an independent company, began in mid-January 1997 and was completed by mid-April 1997. Upon completion of the closings, the Company expects to realize approximately $3.5 to $4.5 million (net of tax) annual cost savings.

     During the fourth quarter of fiscal 1995, the Company recorded a non-recurring pre-tax charge of $5.7 million. Approximately 79% of the charge was related to costs associated with the closing of a store in Chicago, Illinois (River North) and a clearance store in Wheeling, Illinois. The River North location was closed as of the end of fiscal 1995 and the Wheeling store was closed in May, 1996. Included in the original charge of store closings were charges for lease buy-out costs ($2.8 million), inventory write-down costs ($1.0 million), unamortized portions of nonrecoverable capital improvements ($558,000), severance ($39,000), as well as other miscellaneous exit costs ($123,000). The remainder of the non-recurring charge was primarily due to severance for certain corporate and store personnel ($791,000) and other miscellaneous costs (400,000). The Company increased this reserve during the fourth quarter of fiscal 1997 resulting in an additional non-recurring charge of approximately $300,000. As of February 2, 1997, the reserve is approximately $2.7 million primarily consisting of the remaining lease buy-out costs.

13. DISCONTINUED OPERATIONS

     During the fourth quarter of fiscal 1995, the Company announced its strategic decision to discontinue the operations of its No Contest Division. The No Contest division has been accounted for as discontinued operations, and accordingly, its operations are segregated in the accompanying income statements. Net sales, operation costs and expenses, other income and expense, and income taxes for fiscal years 1995 and 1994 have been reclassified for amounts associated with the discontinued division. A reserve was also established for the estimated costs of disposal of the business segment of $2.9 million pre-tax ($1.7 million after tax). The reserve

                         SPORTMART, INC. AND SUBSIDIARY
included estimated lease buy-out costs (approximately one year of occupancy costs per location), severance payments, inventory write-down costs, unamortized portions of nonrecoverable capital improvements (any recoverable capital improvements were transferred to another operating location) as well as other miscellaneous exit costs. The Company updated this reserve at year-end resulting in an additional charge of $90,000 (net of tax). As of February 2, 1997, the reserve is approximately $150,000 due to the payout of the lease costs.

     Sales, gross profit, related losses and income tax benefits associated with the No Contest division for the fiscal years ended January 29, 1995 and January 28, 1996 were as follows:

                                                               1994           1995
                                                            -----------    -----------
Sales.....................................................  $10,852,000    $10,527,000
Gross profit..............................................    1,833,000      1,917,000
Loss before income taxes..................................     (950,000)      (963,000)
Income tax benefit........................................      375,000        385,000
Net loss from discontinued operations.....................     (575,000)      (578,000)

14. EXTRAORDINARY ITEM

     As a result of the termination of the previous revolving credit facility and the Senior Notes from Allstate Life Insurance Co. in September, 1996, the Company incurred an extraordinary charge of $462,000, net of income taxes of $335,000, for the write-off of the unamortized loan origination fees.

15. GEOGRAPHIC SEGMENT INFORMATION

     In addition to the Company's operations in the U.S., the Company also operated nine and eleven locations in Canada as of January 29, 1996 and February 2, 1997, respectively. All eleven of these locations were in the process of liquidation as of February 2, 1997 due to the Company's decision to exit the Canadian market. Revenue, operating loss and identifiable assets pertaining to the Canadian locations are presented below for the last two fiscal years:

                                                           YEAR ENDED      YEAR ENDED
                                                          JANUARY 28,     FEBRUARY 2,
                                                              1996            1997
                                                          ------------    ------------
Revenue.................................................  $ 29,642,000    $ 49,869,000
Operating loss including exit charges...................  $ (3,885,000)   $(39,026,000)
Identifiable assets.....................................  $ 41,641,000    $ 24,037,000

                         SPORTMART, INC. AND SUBSIDIARY

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                              FIRST      SECOND     THIRD      FOURTH
                                             QUARTER    QUARTER    QUARTER    QUARTER
                                             --------   --------   --------   --------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FISCAL 1995
Net sales..................................  $103,193   $133,945   $105,020   $150,021
Gross profit...............................    22,027     34,651     23,428     30,927
Store pre-opening expenses.................        84        379        674      2,654
Net (loss) income from continuing
  operations...............................      (984)     5,343     (1,678)    (6,802)
Loss from discontinued operations..........      (159)      (153)       (12)    (2,000)
Net (loss) income..........................    (1,143)     5,190     (1,690)    (8,802)
Net (loss) income per share from continuing
  operations...............................     (0.08)      0.42      (0.13)     (0.53)
Loss per share from discontinued
  operations...............................     (0.01)     (0.01)     (0.00)     (0.16)
Net (loss) income per share................     (0.09)      0.41      (0.13)     (0.69)
FISCAL 1996
Net sales..................................  $116,209   $146,079   $111,659   $140,664
Gross profit...............................    25,619     37,093     24,654     26,608
Store pre-opening expenses.................       117        384        406        792
Net (loss) income from continuing
  operations...............................      (877)     4,435     (2,080)   (27,985)
Loss from discontinued operations..........        --         --         --        (90)
Loss from extraordinary item...............        --         --       (462)        --
Net (loss) income..........................      (877)     4,435     (2,542)   (28,075)
Net (loss) income per share from continuing
  operations...............................      (.07)       .35       (.16)     (2.18)
Loss per share from discontinued
  operations...............................        --         --         --       (.01)
Loss per share from extraordinary item.....        --         --       (.04)        --
Net (loss) income per share................      (.07)       .35       (.20)     (2.19)

     Fourth quarter adjustments for fiscal 1995, primarily related to the following entries (net of tax): $3.3 million non-recurring charge incurred for the closing of two locations and severance pay; $1.7 million for loss on discontinued operations; and $680,000 for reductions of incentives and other compensation. Fourth quarter adjustments for fiscal 1996, primarily related to the following entries (net of tax): $2.7 million related to adjusting shrink at year-end and $19.7 million non-recurring charge incurred for the exiting of the Canadian operations.

                              GART SPORTS COMPANY

                    PRO FORMA COMBINED FINANCIAL INFORMATION

     Gart Sports, Gart Bros., Merger Sub and Sportmart have entered into an agreement and plan of merger dated September 28, 1997 and amended and restated as of December 2, 1997 (the "Merger Agreement") that provides for the merger (the "Merger") of Merger Sub with and into Sportmart, whereupon Sportmart will become a subsidiary of Gart Sports. Under the terms of the Merger Agreement each share of Sportmart Voting Common Stock and each share of Sportmart Class A Common Stock will be exchanged for a fractional share of Gart Common Stock. Upon consummation of the Merger, current Gart Sports stockholders will own approximately 72 1/2% of the combined entity, and current Sportmart stockholders will own approximately 27 1/2% of the combined entity. The transaction will be accounted for as a purchase of Sportmart by Gart Sports. Gart Sports' fiscal year ends on the first Saturday of January and Sportmart's fiscal year ends on the Sunday closest to the end of January. The year end of the combined entity will be the Saturday closest to the end of January.

     The following pro forma combined balance sheet as of October 4, 1997 assumes that the Merger occurred as of that date and reflects the combination of the historical balance sheet of Gart Sports as of October 4, 1997 with the historical balance sheet of Sportmart as of November 2, 1997, with pro forma adjustments to give effect to (1) purchase accounting adjustments to the historical cost basis of certain assets and liabilities of Sportmart, (2) estimated transaction fees and costs to be incurred related to the Merger, and
(3) estimated severance and relocation costs relating to Sportmart to be incurred in connection with combining the operations of the Companies.

     The following pro forma combined statements of operations for the 39 weeks ended October 4, 1997 and the 52 weeks ended January 4, 1997 assume that the Merger occurred as of January 7, 1996, and combines the historical results of operations of Gart Sports for the 39 weeks ended October 4, 1997 and the 52 weeks ended January 4, 1997 with the historical results of operations of Sportmart for the 39 weeks ended November 2, 1997 and the 53 weeks ended February 2, 1997, respectively, with pro forma adjustments to depreciation and amortization expense and related income tax expense as a result of the purchase accounting adjustments to property and equipment and favorable leases acquired. No adjustments have been made in the statements of operations to conform accounting policies and practices of the companies or for anticipated cost savings and synergies. The pro forma results of operations are not necessarily indicative of the results that would have been obtained if the Merger had occurred as of the beginning of the periods presented nor are they indicative of future operating results of the combined companies.

     The pro forma combined financial information with respect to the Merger is based on preliminary estimates of fair values of the shares issued and net assets acquired and estimated transaction costs to be incurred in connection with the Merger. The purchase accounting entries for the Merger will be based on final appraisals, fair values and actual transaction costs. Accordingly, the actual financial statements which give effect to the Merger can be expected to differ from these pro forma combined financial statements. However, management of Gart Sports believes the final valuations and allocations utilized to record the Merger will not be materially different from the pro forma information presented herein. These pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Gart Sports and Sportmart.

                              GART SPORTS COMPANY

                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                             GART                                                  PRO
                                                            SPORTS      SPORTMART           PRO FORMA             FORMA
                                                          HISTORICAL   HISTORICAL          ADJUSTMENTS          COMBINED
                                                          OCTOBER 4,   NOVEMBER 2,     --------------------       GART
                                                             1997         1997          DEBIT       CREDIT       SPORTS
                                                          ----------   -----------     --------    --------     ---------
Current assets:
  Cash and cash equivalents.............................   $  2,474      $     --                               $  2,474
  Due from related parties..............................         --           419                                    419
  Inventories...........................................     92,289       156,018                                248,307
  Prepaid expenses and other assets.....................      2,666         8,199                  $    581(a)    10,284
  Income taxes receivable...............................         --           302                                    302
  Advertising co-op receivables, net....................        648         5,683                                  6,331
  Assets held for sale..................................         --         2,521                                  2,521
  Deferred income taxes.................................         --         7,656                     7,656(b)        --
                                                           --------      --------      --------    --------     --------
        Total current assets............................     98,077       180,798                     8,237      270,638
                                                           --------      --------      --------    --------     --------
Property and equipment:
  Land..................................................        118         1,341                         9(c)     1,450
  Rental equipment......................................      3,449            --                                  3,449
  Buildings and leasehold improvements..................      6,737        38,066                    24,850(c)    19,953
  Furniture, fixtures and equipment.....................     14,955        62,804                    41,257(c)    36,502
                                                           --------      --------      --------    --------     --------
                                                             25,259       102,211                    66,116       61,354
  Less accumulated depreciation and amortization........    (11,100)      (45,063)     $ 45,063(c)               (11,100)
                                                           --------      --------      --------    --------     --------
        Net property and equipment......................     14,159        57,148        45,063      66,116       50,254
Favorable leases acquired...............................         --            --        14,669(c)                14,669
Deferred income taxes...................................         --         7,278                     7,278(b)        --
Other assets, net of accumulated amortization...........        452         3,730                     2,508(d)     1,674
                                                           --------      --------      --------    --------     --------
                                                           $112,688      $248,954      $ 59,732    $ 84,139     $337,235
                                                           ========      ========      ========    ========     ========
                                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Outstanding checks, net...............................   $     --      $  2,101                               $  2,101
  Revolving line of credit..............................         --        99,741      $ 99,741(k)                    --
  Mortgage payable......................................         --           775                                    775
  Current portion of capitalized lease obligations......         --           331                                    331
  Accounts payable......................................     42,262        44,961                                 87,223
  Accrued compensation and benefits.....................      2,998         2,631                                  5,629
  Accrued sales and property taxes......................      2,482         4,696                                  7,178
  Accrued reserve for store closings....................         --         6,196                                  6,196
  Accrued severance and relocation costs................         --            --                  $  8,565(e)     8,565
  Other accrued expenses and current liabilities........      5,582         7,179                     4,575(f)    19,611
                                                                                                      2,275(g)
  Income taxes payable..................................        257            --                                    257
  Deferred income taxes.................................        797            --                                    797
                                                           --------      --------      --------    --------     --------
        Total current liabilities.......................     54,378       168,611        99,741      15,415      138,663
Long-term debt..........................................      8,813            --                    99,741(k)   108,554
Long-term portion of capitalized lease obligations......         --         3,158                                  3,158
Other long-term liabilities.............................      2,169         5,015                                  7,184
Deferred income taxes...................................      8,264            --                                  8,264
                                                           --------      --------      --------    --------     --------
        Total liabilities...............................     73,624       176,784        99,741     115,156      265,823
                                                           --------      --------      --------    --------     --------
Redeemable common stock, net of notes receivable from
  stockholders..........................................      2,144            --      $  2,144(j)                    --
Stockholders' equity:
  Common stock..........................................         57           129                       264(h)       450
  Additional paid-in capital............................     21,046        80,090        48,964(h)      830(i)    55,317
                                                                                                      2,315(j)
  Retained earnings.....................................     17,682        (8,049)                    8,049(h)    17,682
                                                           --------      --------      --------    --------     --------
                                                             38,785        72,170        48,964      11,458       73,449
  Treasury stock........................................     (1,865)           --                                 (1,865)
  Notes receivable from stockholders....................         --            --           172(j)                  (172)
                                                           --------      --------      --------    --------     --------
        Total stockholders' equity......................     36,920        72,170        49,136      11,458       71,412
                                                           --------      --------      --------    --------     --------
                                                           $112,688      $248,954      $151,021    $126,614     $337,235
                                                           ========      ========      ========    ========     ========

                              GART SPORTS COMPANY

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                         39 WEEKS ENDED OCTOBER 4, 1997

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          GART
                                         SPORTS
                                       HISTORICAL         SPORTMART          PRO FORMA       PRO FORMA
                                        39 WEEKS          HISTORICAL        ADJUSTMENTS       COMBINED
                                          ENDED         39 WEEKS ENDED    ---------------       GART
                                     OCTOBER 4, 1997   NOVEMBER 2, 1997   DEBIT    CREDIT      SPORTS
                                     ---------------   ----------------   -----    ------    ----------
Net sales..........................    $  151,052          $318,498                          $  469,550
Cost of goods sold, including
  buying, distribution and
  occupancy........................       112,471           247,557                $  858(l)    359,170
                                       ----------          --------       -----    ------    ----------
Gross profit.......................        38,581            70,941                   858       110,380
Operating expenses.................        36,373            69,008                   482(l)    104,899
                                       ----------          --------       -----    ------    ----------
Operating income...................         2,208             1,933                 1,340         5,481
                                       ----------          --------       -----    ------    ----------
Nonoperating income (expense):
  Interest expense.................          (680)           (5,376)                             (6,056)
  Other income.....................           598                54                                 652
                                       ----------          --------       -----    ------    ----------
                                              (82)           (5,322)                             (5,404)
                                       ----------          --------       -----    ------    ----------
Income (loss) from continuing
  operations before income taxes...         2,126            (3,389)                1,340            77
Income tax expense (benefit).......           803            (1,356)      $ 536(m)                  (17)
                                       ----------          --------       -----    ------    ----------
          Income (loss) from
            continuing
            operations.............    $    1,323          $ (2,033)      $ 536    $1,340    $       94
                                       ==========          ========       =====    ======    ==========
Earnings per share from continuing
  operations.......................    $     0.24                                            $     0.01
                                       ==========                                            ==========
Weighted average shares of common
  stock outstanding................     5,502,600                                             7,626,544
                                       ==========                                            ==========

                              GART SPORTS COMPANY

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                         52 WEEKS ENDED JANUARY 4, 1997

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           GART
                                          SPORTS           SPORTMART          PRO FORMA       PRO FORMA
                                        HISTORICAL         HISTORICAL        ADJUSTMENTS       COMBINED
                                      52 WEEKS ENDED     53 WEEKS ENDED    ---------------       GART
                                      JANUARY 4, 1997   FEBRUARY 2, 1997   DEBIT    CREDIT      SPORTS
                                      ---------------   ----------------   -----    ------    ----------
Net sales...........................     $  204,126          $514,611                         $  718,737
Cost of goods sold, including
  buying, distribution and
  occupancy.........................        148,420           400,637               $1,476(l)    547,581
                                         ----------          --------       ----    ------    ----------
Gross profit........................         55,706           113,974                1,476       171,156
Operating expenses (note 3).........         47,604           147,840                  836(l)    194,608
                                         ----------          --------       ----    ------    ----------
Operating income (loss).............          8,102           (33,866)               2,312       (23,452)
                                         ----------          --------       ----    ------    ----------
Nonoperating income (expense):
  Interest expense..................         (1,601)           (8,889)                           (10,490)
  Other income (expense)............            637               (21)                               616
                                         ----------          --------       ----    ------    ----------
                                               (964)           (8,910)                            (9,874)
                                         ----------          --------       ----    ------    ----------
Income (loss) from continuing
  operations before income taxes....          7,138           (42,776)               2,312       (33,326)
Income tax expense (benefit)........          2,681           (16,269)      $879(m)              (12,709)
                                         ----------          --------       ----    ------    ----------
          Income (loss) from
            continuing operations...     $    4,457          $(26,507)      $879    $2,312    $  (20,617)
                                         ==========          ========       ====    ======    ==========
Earnings (loss) per share from
  continuing operations (note 3)....     $     0.81                                           $    (2.70)
                                         ==========                                           ==========
Weighted average shares of common
  stock outstanding.................      5,512,886                                            7,627,440
                                         ==========                                           ==========

                              GART SPORTS COMPANY

         NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION (UNAUDITED)
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(1) BASIS OF PRESENTATION

     The Merger Agreement provides that, at the Effective Time, Merger Sub will merge with and into Sportmart, whereupon Sportmart will become a Subsidiary of Gart Sports. Under the terms of the Merger Agreement each share of Sportmart Voting Common Stock and each share of Sportmart Class A Common Stock will be converted into the right to receive the Conversion Ratio, as defined, of shares of Gart Common Stock. The Conversion Ratio will be determined at the Effective Date of the Merger based on the number of Gart's Equivalent Shares Outstanding, as defined, the number of Sportmart's Equivalent Shares Outstanding, and the market price of the Sportmart Common Stock immediately prior to the Effective Date. Assuming no changes in the capitalization of either Sportmart or Gart Sports and assuming that the closing prices of the Sportmart Voting Common Stock and the Sportmart Class A Common Stock are $2.50 and $2.44 per share, respectively (the closing prices as of December 16, 1997), the Conversion Ratio will be .164860. See "The Merger Agreement -- Conversion of Shares." Any resulting fractional shares will be settled in cash.

     Outstanding options to purchase shares of Sportmart Common Stock will be converted into options to purchase an equivalent number of shares of Gart Common Stock, with the option price adjusted accordingly.

     Based on a Conversion Number of .164860, approximately 2,200,000 shares of Gart Common Stock will be issued to the Sportmart stockholders. The estimated fair value of the shares issued to the Sportmart stockholders is $31,919,000, based on an independent valuation. The estimated fair value of the Sportmart stock options converted into Gart Sports stock options is $830,000. Estimated fees and costs of the Merger payable by Garts Sports are $4,575,000. The aggregate consideration for the Merger, including estimated fees and costs, is $37,324,000.

     The following summary of the preliminary allocation of the purchase price to assets acquired, liabilities assumed and purchase-related intangibles, is based on the assets and liabilities of Sportmart as of November 2, 1997. The final allocation of the purchase price will be based upon the assets and liabilities of Sportmart at the date of closing, final appraisals, actual transaction costs, and the final Conversion Ratio. Accordingly, the preliminary allocation of the purchase price presented below could vary from the final allocation of the purchase price. The preliminary allocation of the purchase price also gives effect to an estimated $2,275,000 of transaction fees and costs to be incurred by Sportmart in conjunction with the Merger.

PRELIMINARY ALLOCATION OF PURCHASE PRICE:

     Current assets................................ $172,561,000
     Net property and equipment....................   36,095,000
     Favorable leases acquired.....................   14,669,000
     Other assets..................................    1,222,000
                                                    ------------
                                                     224,547,000
                                                    ------------
     Current liabilities...........................   79,309,000
     Long-term debt................................  102,899,000
     Other long-term liabilities...................    5,015,000
                                                    ------------
                                                     187,223,000
                                                    ------------
               Net assets acquired................. $ 37,324,000
                                                    ============

     The accompanying pro forma combined financial statements include pro forma adjustments to give effect to the acquisition of Sportmart as of October 4, 1997. The pro forma combined statements of operations combine the historical results of operations of Gart Sports and Sportmart for the respective periods presented and adjustments for the pro forma effects of the Merger.

                              GART SPORTS COMPANY

(2) PRO FORMA ADJUSTMENTS

     The following pro forma adjustments have been made to the historical balance sheets of Sportmart and Gart Sports to give effect to the acquisition of Sportmart by Gart Sports, including (1) the issuance of shares of Gart Common Stock in exchange for all of the outstanding shares of Sportmart Common Stock,
(2) the conversion of options to purchase shares of Sportmart Common Stock into options to purchase Gart Common Stock, (3) estimated transaction fees and costs payable by Gart Sports and Sportmart, and (4) estimated severance and relocation costs relating to Sportmart to be incurred in combining the operations of the Companies. The pro forma adjustments also include adjustments to the historical cost basis of certain assets and liabilities of Sportmart to reflect the fair value of the net assets acquired.

     (a) To reduce prepaid expenses of Sportmart for unamortized pre-opening costs, site investigation costs, trademark and licensing costs and other deferred and prepaid expenses, to reflect their fair value consistent with Gart Sports' accounting practices.

     (b) To reverse the net deferred tax assets recorded in the historical financial statements of Sportmart and to record the pro forma net deferred tax liabilities of the combined companies. A valuation allowance of approximately $21 million has been provided for net deferred tax assets of the combined companies which management of Gart Sports considers more likely than not will not be realized, as a result of limitations imposed on their use or otherwise.

     (c) To adjust property and equipment of Sportmart to its estimated fair value and to record the present value, discounted at 10 1/2%, of favorable operating leases for store locations.

     (d) To eliminate deferred loan costs and other intangible assets recorded in the historical financial statements of Sportmart.

     (e) To record a liability for the estimated severance and relocation costs relating to Sportmart to be incurred in connection with combining the operations of the Companies.

     (f) To record a liability for the estimated transaction fees and costs payable by Gart Sports, including $3,000,000 payable to LGA.

     (g) To record a liability for transaction fees and costs payable by Sportmart.

     (h) To record the estimated fair value of the shares of Common Stock of Gart Sports of $31,919,000 to be issued in the Merger, based upon an appraisal of the fair value of Gart Sports by an independent investment banking firm and to eliminate the historical equity of Sportmart.

     (i) To record the estimated fair value of the Sportmart stock options converted into options to purchase shares of Gart Common Stock of $830,000.

     (j) To record the reclassification of redeemable common stock, net of notes receivable from stockholders, to stockholders' equity upon expiration of the put options covering the shares issued effective with the Company's initial public offering.

     (k) To reclassify Sportmart's revolving line of credit to long-term, as Gart Sports has received a commitment letter for a multi-year asset-based credit facility of $175 million to refinance the combined indebtedness of Gart Sports and Sportmart. The new credit facility will include a $10 million letter of credit feature and an advance rate against eligible inventory of 70%.

     The following pro forma adjustments have been made to the historical statements of operations of Sportmart and Gart Sports to reflect depreciation and amortization based on Gart Sports' basis in the assets acquired, including the related effect on income tax expense. No adjustments have been made in

                              GART SPORTS COMPANY
     the statement of operations to conform accounting policies and practices of the companies or anticipated cost savings and synergies.

     (l) To adjust depreciation and amortization expense to reflect reductions in expense for depreciation of the estimated fair value of the property and equipment of Sportmart acquired and amortization of the estimated fair value of favorable operating leases for store locations.

     (m) To record the tax effect of the pro forma adjustments to depreciation and amortization expense.

(3) EXIT COSTS OF SPORTMART

     The historical statement of operations of Sportmart for the 53 weeks ended February 2, 1997 includes a non-recurring pre-tax charge for exit costs of approximately $33,200,000, primarily associated with exiting the Canadian market and closing the stores in Canada. Costs associated with closing the stores include severance costs, lease buy-out costs, inventory write-downs, write-offs of unamortized leasehold improvements, as well as other miscellaneous exit costs. The effect of such exit costs was to increase the pro forma combined loss from continuing operations by $20,584,000 and the pro forma loss per share from continuing operations by $2.70.

(4) PRO FORMA EARNINGS (LOSS) PER SHARE

     Pro forma earnings per share have been computed based on the pro forma net earnings (loss) and the pro forma weighted average common shares outstanding for the periods presented. The pro forma weighted average common shares outstanding have been computed by adjusting Gart's weighted average common shares outstanding by the shares of Gart Common Stock to be issued to the stockholders of Sportmart. The dilutive effect of outstanding options to purchase shares of common stock of Gart Sports, outstanding stock options of Sportmart to be converted into options to purchase Gart Common Stock, on the calculation of pro forma earnings per share is not material.

                               INDEX TO EXHIBITS


Exhibit No.             Description
-----------             -----------

   23.1          Consent of Coopers & Lybrand L.L.P.